												Exhibit 12.2
												8/20/2007
GEORGIA POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2006 and the year to date June 30, 2007
												Six
												Months
												Ended
	Year ended December 31,											June 30,
		2002		2003		2004		2005		2006		2007
	--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$1,010,350		$1,037,301		$1,081,028		$1,197,831		$1,236,845		$493,528
Interest expense, net of amounts capitalized		181,024		193,728		240,572		297,313		319,894		173,563
Distributions on mandatorily redeemable preferred securities		65,293		62,415		15,948		0		0		0
AFUDC - Debt funds		8,570		5,634		10,295		11,812		12,354		11,283

Earnings as defined		$1,265,237		$1,299,078		$1,347,843		$1,506,956		$1,569,093		$678,374

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$148,534		$167,125		$179,219		$215,264		$217,954		$121,509
Interest on affiliated loans		10,195		3,299		46,512		68,735		87,672		44,978
Interest on interim obligations		3,078		0		24		0		0		0
Amort of debt disc, premium and expense, net		17,012		16,579		16,812		17,109		17,054		8,757
Other interest charges		10,774		12,359		8,301		8,017		9,571		9,603
Distributions on mandatorily redeemable preferred securities		65,293		62,415		15,948		0		0		0

Fixed charges as defined		254,886		261,777		266,816		309,125		332,251		184,847
Tax deductible preferred dividends		268		268		268		268		12		0
		255,154		262,045		267,084		309,393		332,263		184,847
Non-tax deductible preferred and preference dividends		402		402		1,902		3,125		4,827		1,378
Ratio of net income before taxes to net income	x	1.580	x	1.584	x	1.578	x	1.602	x	1.562	x	1.537
Pref dividend requirements before income taxes		635		637		3,001		5,006		7,540		2,118
Fixed charges plus pref dividend requirements		$255,789		$262,682		$270,085		314,399		$339,803		$186,965

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS		4.95		4.95		4.99		4.79		4.62		3.63